Contacts: Media Inquiries Robert Guenther 610-712-1514 (office) rguenther@agere.com	Investor Inquiries Sujal Shah 610-712-5471 (office) sujal@agere.com

AGERE STOCKHOLDERS APPROVE LSI MERGER

FOR RELEASE: THURSDAY, MARCH 29, 2007

ALLENTOWN, Pa. -- Agere Systems (NYSE: AGR) today announced that shareholders had approved a proposal related to its previously announced merger with LSI Logic (NYSE: LSI), among other business at its 2007 annual meeting.

LSI shareholders also are meeting today to vote on a merger-related proposal. The transaction is expected to close shortly after shareholder approvals by both companies and other conditions are met.

On December 4, 2006, LSI and Agere announced a definitive merger agreement under which the companies will be combined in an all-stock transaction in which Agere stockholders will receive 2.16 LSI shares for each share of Agere common stock.

About Agere Systems

Agere Systems is a global leader in semiconductors and software solutions for storage, mobility and networking markets. The company’s products enable a broad range of services and capabilities, from cell phones, PCs and hard disk drives to the world’s most sophisticated wireless and wireline networks. Agere’s customers include top manufacturers of consumer electronics and communications and computing equipment. Agere works to transform the performance of networks and consumer electronics by integrating systems knowledge and leading technology that enable people to stay connected -- perfecting the connected lifestyle.

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